Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BETWEEN

(Buyer)
ITRACKR SYSTEMS, INC.,
A FLORIDA CORPORATION,

&

(Sellers)
IDAMIA, LLC,
A FLORIDA, LLC

&

ISELSA II, LLC,
A DELAWARE CORPORATION

DATED: July 12, 2011

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is dated as of July 12, 2011 between iTrackr Systems, Inc., a Florida corporation (the “Buyer”), and Idamia, LLC, a Florida limited liability corporation (“Idamia”) and Iselsa II LLC, a Delaware limited liability corporation (“Iselsa” and together with Idamia, the “Sellers” )

BACKGROUND

WHEREAS, The Sellers own directly, beneficially and of record, 100% of the issued and outstanding membership interests (the "Units") of RespondQ, LLC, a Florida limited liability company (the "Company"); and,

WHEREAS, The Buyer desires to acquire the Units from the Sellers, and the Sellers desire to sell the Units to the Buyer, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, the Seller, the Buyer, and the Buyer agree as follows:

ARTICLE ONE

TERMS OF THE TRANSACTION

SECTION 1.1.  SALE AND PURCHASE.

The Sellers, on the Closing Date (as defined in Section 1.3 below), shall sell to the Buyer the number of Units set forth opposite each Seller's name below which represents the total Units outstanding:

Name	Units

Idamia, LLC:	30
Iselsa II, LLC:	70

SECTION 1.2.  PURCHASE PRICE.

(a) The Buyer, on the Closing Date, shall deliver to the Sellers, in payment of the purchase price (the "Purchase Price") for the Units, certificates representing an aggregate of 5,000,000 (Five Million) shares (the "Shares") of Common Stock of Buyer (the "Common Stock"), and $100,000 in the form of a promissory note payable as follows:  to Iselsa II, 3,500,000 (Three Million Five Hundred Thousand) Shares and $70,000 promissory note, to Idamia, 1,500,000 (One Million Five Hundred Thousand  Shares) and $30,000 promissory note.

SECTION 1.3.  THE CLOSING.

The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of the Buyer in Deerfield Beach, Florida, or at such other place as the parties may agree upon, on July 12, 2011, or on such other date as the parties may agree upon. The purchase and sale shall be deemed effective for all purposes as of the close of business on the Closing Date and will be subject to shareholder approval.

SECTION 1.4.  FURTHER ASSURANCES.

The Buyer and the Sellers, at their sole cost and expense, will do such further acts and execute and deliver such further documents regarding their obligations hereunder as may be required solely for the purpose of accomplishing the purposes of this Agreement.

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, represents and warrants to the Buyer as follows:

SECTION 2.1.  POWER AND CAPACITY.

Idamia is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Iselsa is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Such Sellers have all requisite power and legal capacity to execute and deliver this Agreement, to perform Seller's obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by such Seller, constitutes the valid and binding agreement of such Seller and is enforceable against such Seller in accordance with its terms.  This Agreement has been duly authorized by the members of the Company.

SECTION 2.2.  THE UNITS.

Each Seller is the beneficial and record owner of the number of Units set forth opposite such Seller's name in Section 1.1.  The Units are held by the Sellers as record owners thereof, free and clear of all liens, charges, encumbrances, equities and claims whatsoever (other than encumbrances created by this Agreement) and are not subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable federal and state securities laws).  No third party has grounds for any claims against the Units, the Company or the Sellers with respect to the transactions contemplated hereby.

SECTION 2.3.  CONFLICTING INSTRUMENTS; CONSENTS.

(a) The execution and delivery by each Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the articles of organization or the operating agreement of the Company (or the articles of incorporation or bylaws of Idamia and Iselsa), or result in the creation of any lien, security interest, charge or encumbrance upon the Units (other than encumbrances created by this Agreement) or any of the assets or properties of the Company under, conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to accelerate any obligation under, any order, award, judgment or decree to which the Company is a party or by which the Company or any assets or properties of the Company are bound.

(b) The execution and delivery by each Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in a violation of, or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any court or administrative or governmental body pursuant to, any statute, law, rule, regulation or ordinance applicable to the Company or such Seller.  There is no pending action, suit, proceeding or, to the knowledge of such Seller, investigation before or by any court or governmental body or agency to restrain or prevent the consummation of the transactions contemplated by this Agreement.

SECTION 2.4.  ORGANIZATION AND AUTHORITY.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted.

(b) The articles of organization and the operating agreement and all amendments thereto, and the minute books and membership unit transfer records of the Company furnished to the Buyer for review are accurate and complete.

SECTION 2.5.  SUBSIDIARIES.

The Company does not own, either directly or indirectly, any capital stock or other equity interests of any corporation, partnership, Limited Liability Company, joint venture or other entity.

SECTION 2.6.  CAPITALIZATION.

The Company has 100 Units issued and outstanding, all of which have been duly authorized and validly issued, are fully paid and non-assessable and were issued by the Company in compliance with all applicable federal and state securities laws, rules and regulations.  There is no outstanding or authorized option, subscription, warrant, call, right, commitment or other agreement of any character obligating the Company to sell or issue any additional membership interests or any other securities convertible into or exercisable for or evidencing the right to subscribe for any membership interests.

SECTION 2.7.  FINANCIAL STATEMENTS.

(a) The Sellers have furnished the Buyer with copies of the audited financial statements of the Company for the fiscal year ended December 31, 2010, including a balance sheet as at December 31, 2010 (the "Balance Sheet" and such date, the "Balance Sheet Date"), and the related statement of income for the twelve-month period then ended (collectively, the "Financial Statements").

(b) The Financial Statements:  (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP"); (iii) reflect and provide adequate reserves in respect of all known liabilities of the Company as of such date; and (iv) present fairly the financial condition of the Company at such date and the results of its operations for the fiscal period then ended.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

SECTION 2.8.  REAL PROPERTY.

The Company does not own any real property.

SECTION 2.9.  PERSONAL PROPERTY AND INTELLECTUAL PROPERTY.

(a) Except as described in subsection (b) hereof, the Company owns all personal property reflected on the Balance Sheet and all personal property acquired by the Company since the date of the Balance Sheet (except such personal property as has been disposed of in the ordinary course of business), free and clear of any liens, security interests, charges or encumbrances created by the Company ("Liens"), except for (i) Liens for property taxes not yet due and payable and (ii) Liens that, either individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company owns and possesses or is licensed under all patents, patent applications, licenses, trademarks, trade names, brand names, trade secrets, inventions and copyrights employed in the operation of its business as now conducted and as proposed to be conducted by the Company, with no infringement of or conflict with the rights of others respecting any of the same.  To the knowledge of such Seller, the operation of the Company's business as now conducted or as proposed to be conducted by the Company does not infringe any patent, copyright, trade secret or other proprietary rights of any third parties.  There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to patents, patent applications, licenses, trademarks, trade names, brand names, inventions, proprietary rights and copyrights of any other person or entity.  The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any patent, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business, or otherwise.  The Company has not received any communications alleging that it has violated or, by conducting its business as proposed by the Company, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is such Seller aware of any basis for the foregoing.  There are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company with respect to infringements of proprietary rights.

SECTION 2.10.  EMPLOYEE AND LABOR MATTERS.

(a) The Company is not a party to any contract or collective bargaining agreement with any labor organization.

(b) All obligations of the Company for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, sick leave, vacation and other forms of compensation payable to the officers, directors and other employees and independent contractors of the Company through the Balance Sheet Date have been paid or adequate accruals therefore have been made in the Balance Sheet.

(c) There is no controversy pending between the Company and any of its employees that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, and no complaint is pending against the Company before the National Labor Relations Board or any state or local agency.

(d) Each employee of the Company has executed an agreement regarding confidentiality and proprietary information.  To the knowledge of such Seller, none of the Company's employees is in violation thereof.  To the knowledge of such Seller, the employees of the Company are not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted by the Company or that would prevent any such employee from assigning inventions to the Company.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as proposed to be conducted by the Company, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Company and such Seller do not believe that it is or will be necessary for the Company to utilize any inventions of any of its employees made prior to their employment by the Company.

SECTION 2.11.  COMPLIANCE AND LITIGATION.

(a) The Company has complied with all applicable federal, state, local or other governmental statutes, regulations, orders and restrictions in respect of the conduct of the Company's business and ownership of its properties, except for such failures to comply as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.  The Company has all federal, state and local franchises, licenses, permits and other governmental approvals necessary for the conduct of the Company's business and the ownership of its properties, except for such franchises, license, permits or governmental approvals as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b) There is no action, proceeding or investigation pending, or, to the knowledge of such Seller, threatened, against the Company or its officers, directors or members, or to the knowledge of such Seller, against employees of the Company (or, to the knowledge of such Seller, any basis therefore or threat thereof): (1) which could reasonably be expected to result, either individually or in the aggregate, in (a) any material adverse change in the business, prospects, conditions, affairs or operations of the Company or in any of its properties or assets, or (b) any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted by the Company, or (c) any material liability on the part of the Company; or (2) which questions the validity of this Agreement, or any action taken or to be taken in connection herewith, including in each case, without limitation, actions pending or threatened involving the prior employment of any of the Company's employees, the use in connection with the Company's business of any information or techniques allegedly proprietary to any of the former employers of such employees or their obligations under any agreements with prior employers. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate.

SECTION 2.12.  CONDUCT OF BUSINESS.

Since the Balance Sheet Date the Company has conducted its business in the ordinary course, has maintained its assets and properties in at least as good order and condition as existed on the Balance Sheet Date (other than wear as may be accounted for by normal use) and as is necessary to continue to conduct it business and has not:

(a) incurred any obligation or liability (absolute, accrued, contingent or other), except in the ordinary course of business or in connection with the performance of this Agreement, none of which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect;

(b) discharged or satisfied any lien or encumbrance, or paid or satisfied any obligation or liability (absolute, accrued, contingent or other), other than liabilities reflected on the Balance Sheet or incurred since the Balance Sheet Date in the ordinary course of business;

(c) mortgaged, pledged or subjected to any lien or encumbrance any of the assets or properties of the Company;

(d) sold, assigned or transferred any assets or property, or canceled any debt or claim or waived any right under any Company Contract, other than in the ordinary course of business;

(e) made any capital expenditures in excess of $10,000 in each instance;

(f) made any loan to, or incurred any indebtedness from, any director, officer or member, declared, set aside or paid to any member any distribution in respect of its membership interests, or redeemed or repurchased any of its membership interests;

(g) paid any commission, salary or bonus to any director, officer or member, other than the payment of wages or salaries or other amounts owed in the ordinary course of business;

(h) experienced any damage, destruction or loss (whether or not covered by insurance) affecting the assets, properties or business which could reasonably be expected to have a Company Material Adverse Effect;

(i) reclassified or changed in any manner the outstanding membership interests of the Company or issued or agreed to issue any membership interest in the Company; or

(j) incurred any material adverse change in its financial condition or assets.

SECTION 2.13.  TAX MATTERS.

(a) The Company has timely filed, or will have timely filed, all tax returns and tax reports required to be filed by it prior to the Closing Date under applicable federal, state and local tax laws and has timely paid all taxes, assessments, fees and other governmental charges for periods prior to the Closing Date shown due on such tax returns.

(b) The Company does not have any tax liability for periods ending on or prior to the Balance Sheet Date for which an adequate tax reserve has not been established on the Balance Sheet.  Without limiting the foregoing, the books and records of the Company include adequate provision for all taxes, assessments, fees and other governmental charges that have been or may in the future be assessed against the Company for all periods ending prior to the Closing Date, and the Company is not, and will not be as of the Closing Date, liable for taxes, assessments, fees and other governmental charges for which the Company has not made adequate provision in its books and records.

SECTION 2.14.  ABSENCE OF UNDISCLOSED LIABILITIES.

The Company does not have any indebtedness or liability, whether accrued, fixed or contingent, other than (a) liabilities reflected in the Balance Sheet, (b) liabilities incurred in the ordinary course of business of the Company consistent with past practice subsequent to the Balance Sheet Date, none of which, individual or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, and (c) liabilities to be reflected in the Closing Balance Sheet.

SECTION 2.15.  TRANSACTIONS WITH RELATED PARTIES.

Set forth in the year-end Balance Sheet and financial statement footnotes is a complete list and description of all notes, advances or accounts (other than commission, salary, bonus reimbursements and other payments made by the Company in the normal course of business) receivable or payable by the Company from or to any director, officer, employee or member of the Company or any of their affiliates, as well as all agreements or arrangements under which the Company receives goods or services from any such persons. Since the Balance Sheet Date, the Company has not incurred any obligation or liability to, or become a creditor of any unit holder or former unit holder of the Company or any relative or affiliate of any unit holder or former unit holder of the Company.

SECTION 2.16.  BROKERS AND FINDERS.

Neither the Sellers nor the Company has retained any broker or finder in connection with the transactions contemplated by this Agreement.

SECTION 2.17.  DISCLOSURE.

No representation or warranty by the Sellers in this Agreement, or in any document or certificate furnished or to be furnished to the Buyer pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.  The Company has fully provided the Buyer with all the information which the Buyer has requested for deciding whether to purchase the Units.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents, warrants and covenants to each of the Sellers as follows:

SECTION 3.1.  ORGANIZATION AND STANDING.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  The Buyer is qualified or licensed to do business as a foreign corporation in all jurisdictions where such qualification or licensing is required, except where the failure to so qualify could reasonably be expected to have a material adverse effect on the business, prospects, condition, affairs or operations of the Buyer or on its properties or assets (a "Buyer Material Adverse Effect").

SECTION 3.2.  CORPORATE POWER.

The Buyer has now, or will have at the Closing Date, all requisite corporate power necessary for the authorization, execution and delivery of this Agreement.  This Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights.

SECTION 3.3.  SUBSIDIARIES.

The Buyer does not control, directly or indirectly, any other corporation, association or business entity other than that which has been disclosed in its Securities and Exchange Commission (“SEC”) filings as of the date above.

SECTION 3.4.  CAPITALIZATION.

The authorized capital stock of the Buyer is 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.  There are issued and outstanding 20,319,997 shares of the Buyer's Common Stock, and no shares of Preferred Stock.  The holders of record of the presently issued and outstanding Common Stock, options and warrants to purchase Common Stock immediately prior to the Closing are as set forth in the Buyers Form S-1/A filed with the SEC on February 8, 2011.  All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  The holders of any and all rights, options, warrants or conversion rights to purchase or acquire from the Buyer any of its capital stock, along with the number of shares of capital stock issuable upon exercise of such rights, are set forth in the Buyers Form S-1/A.

SECTION 3.5.  AUTHORIZATION.

(a) Corporate Action.  All corporate action on the part of the Buyer, its officers, directors and stockholders necessary for the issuance of the Common Stock and the authorization, execution and performance of the Buyer's obligations hereunder have been made.

(b) Valid Issuance.  The Shares, when issued in compliance with the provisions of this Agreement when issued in accordance with the provisions of the Articles of Incorporation, as amended to date (the "Buyer's Articles"), will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances created by the Buyer; provided, however, that all such shares may be subject to restrictions on transfer under state and/or federal securities laws, and as may be required by future changes in such laws.  The rights, preferences, privileges and restrictions of the Shares are as set forth in the Buyer's Articles.

SECTION 3.6.  NO PREEMPTIVE RIGHTS.

No person has any right of first refusal or any preemptive rights in connection with the issuance of the Shares.

SECTION 3.7.  PATENTS, TRADEMARKS, ETC.

The Buyer owns and possesses or is licensed under all patents, patent applications, licenses, trademarks, trade names, brand names, trade secrets, inventions and copyrights employed in the operation of its business as now conducted and as proposed to be conducted, with no infringement of or conflict with the rights of others respecting any of the same.  To the knowledge of the Buyer, the operation of the Buyer's business as now conducted or as proposed to be conducted does not infringe any patent, copyright, trade secret or other proprietary rights of any third parties.  There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Buyer bound by or a party to any options, licenses or agreements of any kind with respect to patents, patent applications, licenses, trademarks, trade names, brand names, inventions, proprietary rights and copyrights of any other person or entity.  The Buyer is not obligated to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any patent, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business, or otherwise.  The Buyer has not received any communications alleging that it has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Buyer aware of any basis for the foregoing.  There are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Buyer is a party or by which it is bound which involve indemnification by the Buyer with respect to infringements of proprietary rights.

SECTION 3.8.  COMPLIANCE WITH OTHER INSTRUMENTS.

The Buyer is not in violation of any term of the Buyer's Articles or the Buyer's bylaws, as amended to date (the "Buyer's Bylaws"), nor is the Buyer in violation of or in default in any material respect under the terms of any mortgage, indenture, contract, agreement, instrument, judgment or decree, the violation of which could reasonably be expected to have a Buyer Material Adverse Effect on the Buyer, and to the knowledge of the Buyer, is not in violation of any order, statute, rule or regulation applicable to the Buyer, the violation of which could reasonably be expected to have a Buyer Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Shares will not (a) result in any such violation, or (b) be in conflict with or constitute a default under any such term, or (c) result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Buyer pursuant to any such term. To the knowledge of the Buyer, there is no such term or any such order, statute, rule or regulation which adversely affects, or in the future which could reasonably be expected to have a Buyer Material Adverse Effect.

SECTION 3.9.  PROPRIETARY AGREEMENTS; EMPLOYEES.

Each employee of the Buyer has executed an agreement regarding confidentiality and proprietary information.  To the knowledge of the Buyer, none of its employees is in violation thereof, and the Buyer will use its best efforts to prevent such violations.  To the knowledge of the Buyer, the employees of the Buyer are not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Buyer or that would conflict with the Buyer's business as conducted or as proposed to be conducted or that would prevent any such employee from assigning inventions to the Buyer.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Buyer's business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Buyer does not believe that it is or will be necessary for the Buyer to utilize any inventions of any of its employees made prior to their employment by the Buyer.

SECTION 3.10.  LITIGATION, ETC.

There is no action, proceeding or investigation pending, or, to the knowledge of the Buyer, threatened, against the Buyer or its officers, directors or shareholders, or to the knowledge of the Buyer, against employees of the Buyer (or, to the knowledge of the Buyer, any basis therefore or threat thereof): (1) which could reasonably be expected to result, either individually or in the aggregate, in (a) any material adverse change in the business, prospects, conditions, affairs or operations of the Buyer or in any of its properties or assets, or (b) any material impairment of the right or ability of the Buyer to carry on its business as now conducted or as proposed to be conducted, or (c) any material liability on the part of the Buyer; or (2) which questions the validity of this Agreement, or any action taken or to be taken in connection herewith, including in each case, without limitation, actions pending or threatened involving the prior employment of any of the Buyer's employees, the use in connection with the Buyer's business of any information or techniques allegedly proprietary to any of the former employers of such employees or their obligations under any agreements with prior employers.  The Buyer is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Buyer currently pending or which the Buyer currently intends to initiate.

SECTION 3.11.  OFFERING.

In reliance on the representations and warranties of the Purchasers in Section 2 hereof, the offer, sale and issuance of the Shares in conformity with the terms of this Agreement will not result in a violation of the requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") or the qualification or registration requirements of applicable blue sky laws.

SECTION 3.12.  TAXES.

The Buyer has filed all tax returns that are required to have been filed with appropriate federal, state, county and local governmental agencies or instrumentalities, except where the failure to do so, when taken together with all other such failures, would not have a material adverse effect upon the Buyer.  The Buyer has not elected pursuant to the Code to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which could reasonably be expected to have a Buyer Material Adverse Effect.  The Buyer has paid or established reserves for all income, franchise and other taxes, assessments, governmental charges, penalties, interest and fines due and payable by it on or before the Closing.

SECTION 3.13.  TITLE.

The Buyer owns its property and assets free and clear of all liens, mortgages, loans or encumbrances except liens for current taxes, and such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Buyer's ownership or use of such property or assets.  With respect to the property and assets leased by the Buyer, the Buyer is in compliance with such leases and, to the knowledge of the Buyer, holds valid leasehold interests free and clear of any liens, claims or encumbrances.

SECTION 3.14.  FINANCIAL STATEMENTS.

The Buyer has delivered to the Sellers the unaudited balance sheets and related statements of operation as of December 31, 2010 and the year then ended (the "Buyer's Financial Statements").  The Buyer's Financial Statements are in accordance with the books and records of the Buyer, are complete and correct, and fairly and accurately present the financial condition and operating results of the Buyer for the periods indicated therein, all in conformity with "GAAP".  As of December 31, 2010, the Buyer did not have any liabilities, absolute, contingent, or otherwise, which in accordance with GAAP are required to be disclosed or reserved for other than as set forth in the Buyer's Financial Statements.  Other than a reduction in cash and cash equivalents in the ordinary course of business, since December 31, 2010, there has been no material adverse change in the Buyer's financial condition or assets.  The Buyer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

SECTION 3.15.  ABSENCE OF CHANGES.

Since December 31, 2010, (a) the Buyer has not entered into any transaction which was not in the ordinary course of business, (b) there has been no material adverse change in the condition (financial or otherwise) of the business, property, assets or liabilities of the Buyer other than changes in the ordinary course of its business, none of which, individually or in the aggregate, has been materially adverse, (c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) materially adversely affecting the assets, prospects, financial condition, operating results, business or operations of the Buyer, (d) the Buyer has not declared or paid any dividend or made any distribution on its stock, or redeemed, purchased or otherwise acquired any of its stock, (e) the Buyer has not materially changed any compensation arrangement or agreement with any of its key employees or executive officers, or materially changed the rate of pay of its employees as a group, (f) the Buyer has not changed or amended any material contract by which the Buyer or any of its assets are bound or subject, except as contemplated by this Agreement, (g) there has been no resignation or termination of employment of any key officer or employee of the Buyer and the Buyer does not know of any impending resignation or termination of employment of any such officer or employee that if consummated could reasonably be expected to have a Buyer Material Adverse Effect, (h) there has been no change, except in the ordinary course of business, in the material contingent obligations of the Buyer (nor in any contingent obligation of the Buyer regarding any director, stockholder or key employee or officer of the Buyer) by way of guaranty, endorsement, indemnity, warranty or otherwise, (i) there have been no loans made by the Buyer to any of its employees, officers or directors other than travel advances and other advances made in the ordinary course of business, (j) there has been no waiver by the Buyer of a valuable right or of a material debt owing to it, and (k) there has not been any satisfaction or discharge of any lien, claims or encumbrance or any payment of any obligation by the Buyer, except in the ordinary course of business and which could not be reasonably expected to have a Buyer Material Adverse Effect.

SECTION 3.16.  OUTSTANDING INDEBTEDNESS.

The Buyer has no indebtedness for borrowed money which it has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which it has otherwise become liable, directly or indirectly other than that which has been disclosed in its December 31, 2010 financial statements.

SECTION 3.17.  EMPLOYEE BENEFIT PLANS.

The Buyer does not have any "employee benefit plan" other than that which has been disclosed in its December 31, 2010 financial statements.

SECTION 3.18.  ENVIRONMENTAL AND SAFETY LAWS.

To the knowledge of the Buyer, the Buyer is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety.  To the knowledge of the Buyer, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

SECTION 3.19.  LABOR AGREEMENTS AND ACTIONS.

The Buyer is not aware that any officer or key employee intends to terminate his or her employment with the Buyer, nor does the Buyer have a present intention to terminate the employment of any of the foregoing.  Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Buyer is terminable at the will of the Buyer.

SECTION 3.20.  BROKERS AND FINDERS.

The Buyer has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

SECTION 3.21.  REGISTRATION RIGHTS.

The Buyer has not granted or agreed to grant any right to register securities, including piggyback registration rights, to any person or entity.

SECTION 3.22.  DISCLOSURE.

No representation or warranty by the Buyer in this Agreement, or in any document or certificate furnished or to be furnished to the Sellers pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.  The Buyer has fully provided the Seller with all the information which the Seller has requested for deciding whether to purchase the Shares.

ARTICLE FOUR

MUTUAL COVENANTS

SECTION 4.1.  ACCESS; COOPERATION RE TAXES.

From the date hereof through the Closing Date, the parties hereto will give one another and their respective financial advisors, legal counsel, independent accountants and other representatives reasonable access during normal business hours to all properties, documents, contracts, employees and records of the Company or Buyer, as the case may be, and will furnish one another with copies of such documents and with such information with respect to the Company or the Buyer, as the case may be, any such party may reasonably request from time to time.  Sellers shall be entitled to all losses or other income tax credits attributable to the Company's operations during the period from January 1, 2011 through the Closing Date.  After the Closing Date, the Buyer will give Sellers and their financial advisors, legal counsel, independent accountants and other representatives reasonable access during normal business hours to such records of the Company, and will furnish Sellers with copies of such documents and with such information with respect to the Company as Sellers may reasonably request in order for Sellers to complete tax returns for the period from January 1, 2011 through the Closing Date.

SECTION 4.2.  THIRD PARTY CONSENTS.

From the date hereof through the Closing Date, each party hereto will use reasonable commercial efforts to obtain or cause to be obtained all consents, approvals and authorizations that are necessary under applicable law or the Contracts to be obtained by such party in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Sellers nor the Company shall be required to pay or provide any monetary or other consideration in kind for any such consents, approvals and authorizations under the Contracts.

SECTION 4.3.  NOTICE OF DEFAULT.

From the date hereof through the Closing Date, each party will take all actions reasonably necessary to render accurate as of the Closing Date their representations and warranties contained herein and to perform or cause to be satisfied each covenant or condition to be performed or satisfied as contemplated by this Agreement.  Each party hereto will promptly give notice to the other parties of the occurrence of any event known to such party of that results in a breach of any representation or warranty by such party or the failure of such party to comply with any covenant, condition or agreement contained herein.  From the date hereof through the Closing Date, each party hereto will promptly disclose to the other parties all information that comes to such party's attention that, to such party's knowledge, is material to an understanding of the assets, properties, business, financial condition or results of operations of the Company or Buyer, as the case may be.

ARTICLE FIVE

CONDUCT OF BUSINESS

SECTION 5.1.  COVENANTS OF THE COMPANY.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers agree (except to the extent that the Buyer shall otherwise consent in writing), to cause the Company to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, to pay or perform its other obligations when due (subject in all cases to good faith disputes), and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it.  The Sellers shall promptly notify the Buyer of any event or occurrence not in the ordinary course of business of the Company where such event or occurrence would result in a breach of any covenant of the Company set forth in this Agreement or cause any representation or warranty of the Sellers set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence.  Except as expressly contemplated by this Agreement, the Sellers shall not allow the Company to, without the prior written consent of the Buyer:

(a) Grant any options under any employee plan of the Seller, accelerate, amend or change the period of exercisability under any outstanding options, or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

(b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company's intellectual property rights other than in the ordinary course of business consistent with past practices;

(c) Make any distributions (whether in cash or other property) in respect of any of its securities;

(d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than Ten Thousand Dollars ($10,000);

(e) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of the Company;

(f) Take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any members, officers or employees;

(g) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(h) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

(i) Amend or propose to amend its Articles of Organization or operating agreement, except as contemplated by this Agreement;

(j) Incur or commit to incur any individual capital expenditure;

(k) Enter into or commit to enter into any data or marketing agreement involving any revenue guarantees or revenue-sharing arrangements;

(l) Amend or terminate any Company Contract, except in the ordinary course of business;

(m) Waive or release any material right or claim, except in the ordinary course of business;

(n) Initiate any litigation or arbitration proceeding; or

(o) Take or agree to take, in writing or otherwise, any of the actions described in Sections (a) through (n) above, or any action which is reasonably likely to make any of the Sellers' representations or warranties contained in this Agreement untrue or incorrect in any material respect (without regard to any materially qualifications contained therein) on the date made (to the extent so limited) or as of the Closing Date.

SECTION 5.2.  NO SOLICITATION BY SELLERS.

During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, the Sellers and the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Company Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Company Acquisition Proposal, or (iii) agree to, approve or recommend any Company Acquisition Proposal.

ARTICLE SIX

INDEMNIFICATION

SECTION 6.1.  INDEMNIFICATION OBLIGATION.

(a) Subject to the limitations set forth in Section 6.2, the Sellers (for the purposes of this Section 5.1(a) the "Seller Indemnifying Parties") shall indemnify and hold harmless the Company, the Buyer and their affiliates (collectively, the "Buyer Indemnified Parties") in respect of any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities and expenses (including, without limitation, settlement costs, reasonable attorneys' fees and any other out-of-pocket costs of investigation), incurred by the Buyer Indemnified Parties in connection with each and all of the following:

(i)   Any breach of any representation or warranty of the Sellers contained herein or in any instrument delivered at the Closing by the Sellers;

(ii)  Any breach of any covenant, agreement or obligation of the Sellers contained herein or in any instrument delivered at the Closing by the Sellers; and

(iii) Any and all liabilities and obligations of the Company of any nature, whether known or unknown, arising from or as a result of the operation of the Company's business prior to the Closing.

 (b) The Buyer shall indemnify and hold harmless the Sellers and their affiliates (collectively, the "Seller Indemnified Parties") in respect of any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities and expenses (including, without limitation, settlement costs, reasonable attorneys' fees and any other out-of-pocket costs of investigation), incurred by the Seller Indemnified Parties in connection with each and all of the following:

 (i)   any breach of any representation or warranty of the Buyer contained herein or in any instrument delivered at the Closing by the Buyer;

 (ii)  any breach of any covenant, agreement or obligation of the Buyer contained herein or in any instrument delivered at the Closing by the Buyer; and

 (iii) all liabilities and obligations of the Company of any nature, whether known or unknown, arising from or as a result of the operation of the Company's business after the Closing.

SECTION 6.2.  LIMITATIONS.

(a) The Buyer Indemnified Parties shall not be permitted to enforce any claim for indemnification pursuant to this Agreement until the aggregate of all Buyer Indemnified Parties' claims for indemnification exceed the amount of $15,000 (the "Buyer Threshold Amount").  Once claims in excess of the Buyer Threshold Amount have been asserted by the Buyer Indemnified Parties, the total amount of the claims, including the Buyer Threshold Amount, may be pursued or recovered against the Sellers.

(b) The Seller Indemnified Parties shall not be permitted to enforce any claim for indemnification pursuant to Sections 6.1(b)(i) and (ii) of this Agreement until the aggregate of all Seller Indemnified Parties' claims for indemnification pursuant to such sections exceed the amount of $15,000 (the "Seller Threshold Amount").  Once claims in excess of the Seller Threshold Amount have been asserted by the Seller Indemnified Parties, the total amount of the claims pursuant to such sections, including the Seller Threshold Amount, may be pursued or recovered against the Buyer; provided, however, that the maximum liability of the Buyer for indemnification pursuant to Sections 6.1(b)(i) and (ii) of this Agreement shall in no event exceed Twenty Five Thousand Dollars ($25,000).  Nothing in this Section 6.2(b) shall limit the Seller Indemnified Parties' claims for indemnification pursuant to Section 6.1(b)(iii).

(c) Claims for indemnification made under this Agreement may be made during the period from the Closing Date until the first anniversary of the Closing Date; provided, however, that claims pursuant to Section 6.1(b)(iii) may be made at any time after the Closing Date.

(d) The provisions of this Article Six shall be the exclusive rights and remedies of the Buyer and Seller.

SECTION 6.3.  NOTICE OF CLAIMS.

Whenever any claim shall arise for indemnification, the indemnified parties shall promptly notify the indemnifying parties in writing of the claim and, when known, the facts constituting the basis for such claim and the amount or estimate of the amount of the liability arising from such claim; provided, however, that failure of the indemnified parties to timely give such notice shall not be a defense to the liability of the indemnifying parties for such claim, but the indemnifying parties may recover from the indemnified parties any actual damages arising from the indemnified parties' failure to give such timely notice.  A copy of any notice of claims by a Buyer Indemnified Party shall be concurrently delivered by such Buyer Indemnified Party to the Escrow Agent.

SECTION 6.4.  MANNER OF DEFENSE OF THIRD PARTY CLAIMS.

In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the indemnified parties, the indemnifying parties at their sole cost and expense, may, upon written notice to the indemnified parties assume the defense of any such claim or legal proceeding.  If the indemnifying parties assume the defense of any such claim or legal proceeding, the indemnifying parties shall select counsel reasonably acceptable to the indemnified parties to conduct the defense of such claims or legal proceedings and, at their sole cost and expense, shall take all steps necessary in the defense or settlement thereof.  The indemnifying parties shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the indemnified parties, unless the indemnifying parties admit in writing their liability to hold the indemnified parties harmless from and against any losses, damages, expenses and liabilities arising out of such settlement.  The indemnified parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.  If the indemnifying parties do not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the indemnified parties may defend against such claim or litigation in such manner as they may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying parties on such terms as the indemnified parties may deem appropriate.  The indemnifying parties shall be entitled to participate in the defense of any action by the indemnified parties, which participation shall be limited to contributing information to the defense and being advised of its status.  In any action by the indemnified parties seeking indemnification from the indemnifying parties in accordance with the provisions of this Section, the indemnifying parties shall not be entitled to question the manner in which the indemnified parties defended such claim or litigation or the amount of or nature of any such settlement.

SECTION 6.5.  MANNER OF INDEMNIFICATION FOR INDEMNIFYING PARTY CLAIMS.

Within thirty (30) days of receipt of notice by the indemnifying parties of a claim by the indemnified parties (or such longer period not to exceed sixty (60) days as may be required to investigate such claim), including, without limitation, a claim for damages, settlement and attorneys fees or costs not assumed or paid by the indemnified parties under Section 6.4, the indemnifying parties shall either satisfy such claim by the payment of cash (or, at the option of Sellers, Shares out of the Escrow Amount) to the indemnified parties for the full amount of such claim or notify the indemnifying parties in writing that it contests such claim (a copy of any notice of contest by Sellers shall be concurrently delivered by Sellers to the Escrow Agent).  If the indemnifying parties fail to satisfy such claim or provide such written notice of contest, the claim shall be deemed contested.  If the parties, acting in good faith, cannot reach an agreement within ninety (90) days after notice was first given by the indemnifying parties hereunder, then such parties may seek any remedy available to them at law or equity.

ARTICLE SEVEN

CONDITIONS TO THE BUYER'S OBLIGATIONS

The obligations of the Buyer hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived in writing, in whole or in part, by the Buyer):

SECTION 7.1.  REPRESENTATIONS AND WARRANTIES; COVENANTS.

The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects as of the Closing Date as if made on the Closing Date.  The Sellers shall have duly performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by the Sellers at or prior to the Closing Date.  The Buyer shall have been furnished with certificates of the Sellers, dated the Closing Date, certifying the fulfillment of the foregoing conditions.

SECTION 7.2.  CERTAIN DOCUMENTS.

The Sellers shall have furnished the Buyer with the following documents:

(a) the articles of organization of the Company, as amended to date, duly certified by the Secretary of State of the State of Florida as of the most recent practical date;

(b) certificates as to the good standing of the Company and payment of all taxes as of the most recent practical date, executed by the Secretary of State of the State of Florida;

(c) the operating agreement of the Company, duly certified by the Secretary of the Company as being in full force and effect on the Closing Date;

(d) resignations, effective on the Closing Date, of all directors and officers of the Company;

(e) originals or copies of all consents, approvals and authorizations that are necessary under applicable law or the Company Contracts to be obtained by the Sellers or the Company in connection with the consummation of the transactions contemplated by this Agreement;

(f) the Closing Balance Sheet, certified by the Sellers as being true and correct in all material respects as of the Closing Date; and

(g) such other documents relating to the Company as the Buyer may reasonably request.

SECTION 7.3.  LEGAL MATTERS.

All legal matters, and the form and substance of all documents to be delivered by the Sellers to the Buyer at the Closing, shall be satisfactory to counsel for the Buyer.

SECTION 7.4.  LEGAL PROCEEDINGS.

No action, suit, claim, proceeding, inquiry or investigation by or before any federal, state, local or other governmental court, arbitrator or agency shall have been initiated or, to the knowledge of the Buyer, threatened, seeking to prevent or enjoin the transactions contemplated by this Agreement.

ARTICLE EIGHT

CONDITIONS TO THE SELLERS' OBLIGATIONS

The obligations of the Sellers hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived in writing, in whole or in part, by the Sellers):

SECTION 8.1.  REPRESENTATIONS AND WARRANTIES; COVENANTS.

The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (without regard to any materiality qualifications contained therein) as of the Closing Date as if made on the Closing Date.  The Buyer shall have duly performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by the Buyer at or prior to the Closing Date.  The Sellers shall have been furnished with a certificate of the Buyer, dated the Closing Date, certifying the fulfillment of the foregoing conditions.

SECTION 8.2.  CERTAIN DOCUMENTS.

The Buyer shall have furnished the Sellers with the following documents or certificates:

(a) the articles of incorporation of the Buyer as amended to date, duly certified by the Secretary of State of the State of Florida as of the most recent practical date;

(b) certificates as to the good standing of the Buyer and payment of all taxes as of the most recent practical date, executed by the Secretary of State of the State of Florida;

(c) the bylaws of Buyer, duly certified by the Secretary of Buyer as being in full force and effect on the Closing Date;

(d) copies of the resolutions of the Board of Directors approving the transactions contemplated by this Agreement, including, without limitation, the authorization and issuance of the Shares;

(e) originals or copies of all consents, approvals and authorizations that are necessary under applicable law or the Buyer Contracts to be obtained by the Buyer in connection with the consummation of the transactions contemplated by this Agreement;

(f) such other documents relating to the Buyer as the Sellers may reasonably request; and

(g) certificates in the respective names of the Sellers evidencing the Shares.

SECTION 8.3.  LEGAL MATTERS.

All legal matters, and the form and substance of all documents to be delivered by the Buyer to the Sellers at the Closing, shall be satisfactory to counsel for the Sellers.

SECTION 8.4.  LEGAL PROCEEDINGS.

No action, suit, claim, proceeding, inquiry or investigation by or before any federal, state, local or other governmental court, arbitrator or agency shall have been initiated or, to the knowledge of the Sellers, threatened, seeking to prevent or enjoin the transactions contemplated by this Agreement.

SECTION 8.5.  EMPLOYEES.

Buyer shall have offered employment to all current employees of the Company as of the Closing.

ARTICLE NINE

MISCELLANEOUS

SECTION 9.1.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS.

The representations and warranties of the Sellers made in this Agreement (including the Schedules) or any certificate, instrument or other document delivered in connection herewith shall survive the Closing Date for a period of one year.

SECTION 9.2.  PUBLICITY.

Neither party will make any public announcement regarding the subject matter of this Agreement without the prior written consent of the other party.

SECTION 9.3.  EXPENSES.

In the event the Closing is completed, the expenses incurred by the Company will be borne by the Sellers, except that the following expenses relating to the transaction will be accrued by the Company and become post-closing obligations of the surviving company to be paid on the Closing Date:  the accounting and legal fees and expenses of the Company in an amount not to exceed Fifty ($50,000) Dollars.  In the event the Closing does not take place, each party shall pay its own expenses in connection with the preparation and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation all fees and expenses of investment bankers, financial advisors, legal counsel, independent accountants and actuaries.

SECTION 9.4.  GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Florida, without giving effect to the conflict of laws rules thereof.

SECTION 9.5.  NOTICES.

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

 (a)  if to the Buyer, addressed to:

iTrackr Systems, Inc.
1911 E Newport Center Dr.
Suite PH D
Deerfield Beach, FL 33442
Phone: (954) 809-3538

(b)  if to the Sellers, addressed to:

Idamia, LLC                                                            Iselsa II, LLC
20423 State Road 7                                               7111 Mandarin Drive
Suite F6-490                                                           Boca Raton, FL 33433
Boca Raton, FL 33498

SECTION 9.6.  ARBITRATION.

In the event a dispute shall arise under this Agreement between the parties or any two parties hereto, such disputes shall be exclusively resolved by binding arbitration under the Commercial Rules of the American Arbitration Association with arbitration to occur at Boca Raton, Florida USA. The arbitrator may award, in addition to declaratory relief, orders of specific performance, orders specifying the cures necessary to end a breach, orders determining unresolved negotiations of price and/or terms and may award contract damages in matters of a material breach of this Agreement.  The award of the arbitrator shall be final and binding upon the parties thereto and shall include reasonable  attorneys fees as well as and costs taxable under Florida law in court cases, which award for attorneys fees and costs shall continue through any review, appeal or enforcement of  arbitration award.  An arbitration award may be enforced in any court of competent jurisdiction. The parties each waive the right to punitive or exemplary damages, and consequential damages except in cases of the intentional infliction of economic harm. The provisions of this paragraph shall not limit the right of any party to this Agreement to seek preliminary or permanent injunctive relief in any court of competent jurisdiction.

SECTION 9.7.  ENTIRE AGREEMENT.

This Agreement represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof.

SECTION 9.8.  BINDING EFFECT.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

SECTION 9.9.  AMENDMENTS; WAIVERS.

No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

SECTION 9.10.  COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties.

SECTION 9.11.  SEVERABILITY.

In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder of this Agreement, which shall continue in full force and effect.  If any provision of this Agreement is held to be so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is necessary for it to be enforceable.

SECTION 9.12.  KNOWLEDGE.

For the purposes of this Agreement, the phrase (i) "to the knowledge of such Seller" shall mean the actual knowledge, after due inquiry within the Company, of any of the Sellers or the Company's directors and executive officers, and (ii) "to the knowledge of the Buyer" shall mean the actual knowledge, after due inquiry within the Buyer, of any of the Buyer's executive officers.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BUYER:

ITRACKR SYSTEMS, INC.

By:	/s/ John Rizzo
Name: John Rizzo Title: CEO

	SELLER:		SELLER:

	IDAMIA, LLC		ISELSA II, LLC

By:	/s/ Radosveta Rizzo	By:	/s/ Reid Shapiro
	Name: Radosveta Rizzo Title: Managing Member		Name: Reid Shapiro Title: Managing Member